AMERICAN FIDELITY DEPOSIT CORPORATION

14420 EAST 6th AVENUE

AURORA, COLORADO 80011

720-

SUBORDINATED NOTE

(AFD02xxxx)

$_______________

        Aurora, Colorado

         _________, 20_____

FOR VALUE RECEIVED, the undersigned promises to pay to______________________________________ __________________  (hereinafter, called “Holder”) at ______________ or such other place as the Holder may from time to time designate in writing, the principal sum of _______________Dollars ($__________), on _____________________. The undersigned further agrees to pay interest on said principal sum at a simple interest rate of __________% per annum. Said Interest shall be calculated on the basis of a 365-day year and paid __________ commencing on _________ and continuing until _____________.

This Note is one of a series of Notes (“Notes”) of the undersigned in an aggregate principal amount not to exceed Five million dollars ($5,000,000), and is subject to a resolution of the Board of Directors of the Undersigned (“Resolution”). Reference is hereby made to the Resolution on the back hereof for a description of the rights, limitations, obligations and immunities of the undersigned, and the holders of the Notes.

This Note has been executed and delivered in, and the terms and provisions are to be governed and construed by the laws of the State of Colorado. This Note may be prepaid in whole or in part at any time without penalty, at the option of the Company, upon not less than 60 days notice to the Holder. This Note is unsecured and subordinate to any and all other indebtedness of the undersigned as described in the Prospectus of the undersigned dated as of the _____ day of __________, 2002.

If an Event of Default shall have occurred and be continuing, the principal hereof may be declared due and payable in a manner, with the effect, and subject to the conditions provided in the Resolution.

Time is of the essence of this Note and in case this Note is collected by law or through an attorney at law, or under advice there from, the undersigned agrees to pay all costs of collection, including reasonable attorney’s fees.  Reasonable attorney’s fees are defined to include, but not be limited to, all fees incurred in all matters of collection and enforcement, construction and interpretation, before, during and after suit, trial proceedings and appeals, as well as appearances in and connected with any bankruptcy proceedings or creditors’ reorganization or similar proceedings.

All persons now or at any time liable, whether primarily or secondarily, for the payment of the indebtedness hereby evidenced, for themselves, their heirs, legal representatives, successors and assigns respectively, hereby (a) expressly waive presentment, demand for payment, notice of dishonor, protest, notice of nonpayment or protest, and diligence in collection; (b) consent that the time of all payments or any part thereof may be extended, rearranged, renewed or postponed by the Holder hereof and further consent that collateral security or any part thereof may be exchanged, added to or substituted for releasing, affecting or limiting their respective liability; and (c) agree that the Holder, in order to enforce payment of this Note, shall not be required first to institute any suit or to exhaust any of its remedies against the Maker or any other person or party to become liable hereunder.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed on the day and year first above written.

American Fidelity Deposit Corporation

A Colorado corporation

By:______________________________

Thomas Heckman, President

Resolution of the Board of Directors

of

American Fidelity Deposit Corporation

The following Resolution was unanimously adopted by the Board of Directors of American Fidelity Deposit Corporation (“Company”) at a special meeting thereof held on the 5th day of September, 2002.

“BE IT RESOLVED, that the Company is authorized to duly issue its Subordinated Notes (“Notes”), designated as Series 2002, to be issued to individuals, trusts, corporations and non-corporate entities, or others, as determined by the Company and subject to the following terms:

·

Amount:  The Notes will be issued in a minimum denomination of $1,000 in registered form, without coupon, in the aggregate principal amount of up to $5,000,000;

·

Date:  The Notes will be dated on the date of issue which shall be the date of acceptance by the Company of the subscription for the Notes by the purchase thereof;

·

Term:  The Notes shall be offered with maturities up to 10 years;

·

Interest:  The Notes shall bear interest at a rate as offered based on the maturity selected, at an annual rate (on the basis of a 365-day year) which will be stated on the face of the Note payable on the first day of a month, quarter, semi-annual, or annual basis as the purchaser selects;

·

Principal:  Principal due on the Notes will be paid upon the maturity of the term of the Notes as stated on the face of the Notes;

·

Payment:  Payment of principal and interest on the Notes will be mailed to the registered owner on the books of the Company on the date due as set forth in the Notes;

·

Subordination:  The Notes shall be subordinate to all other existing or future indebtedness of the Company, as to the payment of any principal or interest thereon.  In addition, such subordination shall be continuing and will not require any reaffirmation by the holder of the note or his/her assigns, or other parties of interest;

·

Redemption:  Any of the Series 2002 Subordinated Notes may be called at any time by the Company, upon no less than 60 days notice to the registered holder thereof with principal and accrued interest to be paid on said Note(s) called for redemption payable on the redemption date set forth in said Notes;

·

Restrictions:  The Notes issued hereunder shall not provide any restriction on us for the payment of cash dividends, redemption or issuance of any class of stock, or the amount of other securities, which may be redeemed, purchased, or issued by us.

·

Transfer: The Notes issued hereunder are non-negotiable and are not transferable without the prior written consent of the Company;

·

Default:  A default shall occur in the payment of principal or interest if the same is not paid 30 days after such payment is due.  The Holder of the Note shall have all rights as a creditor as provided by the laws of Colorado.  No officer, director, employee, parent or subsidiary shall be liable for payment of the Notes.

The Company, at the direction of the President, shall carry out all authorizations necessary for the issuance, sale, and payment of the Notes.”

CERTIFICATION

The undersigned the duly appointed President and Secretary of American Fidelity Deposit Corporation, hereby certifies that the Resolution set forth herein was duly authorized by the Board of Directors of American Fidelity Deposit Corporation on the 5th day of September, 2002.

____________________________________

Thomas Heckman, President and Secretary

Dated:  September 5, 2002